Exhibit 10.2

ENTERPRISE BANCORP, INC.
TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this "Agreement") is entered into as of the Effective Date (as defined in the signature block of this Agreement) by and between Enterprise Bancorp, Inc., a Massachusetts corporation (the "Company"), Enterprise Bank and Trust Company, a Massachusetts trust company (the "Employer") and John P. Clancy, Jr. ("Employee"), an employee of the Employer. The Company, the Employer or Employee may each be referred to herein as a "Party" and collectively as the "Parties."
WHEREAS, Employee currently serves as the Chief Executive Officer of the Employer, however, the Parties desire to set forth the terms and conditions of Employee’s proposed resignation from such position;
WHEREAS, the Parties desire to establish a succession strategy to help the transition of the incoming Chief Executive Officer, thus helping to enhance the Company’s long-term profitable growth by retaining and having continued access to Employee’s know-how; and
NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the Parties hereby agree as follows:
1.Resignation and Continued Duties. The Parties agree that Employee hereby resigns from all positions and titles he holds with the Company and the Employer (including any positions as a member of the Board of Directors of the Company and/or the Employer), effective as of the Effective Date, and that immediately thereafter Employee shall continue to remain employed with the Employer as a common law employee of the Employer through September 30, 2024 (the "Termination Date"), at which time Employee shall retire from employment with the Employer and the Company. The Parties agree that this Agreement and the actions contained herein (both as of the Effective Date and as of the Termination Date) shall not constitute (i) Good Reason, (ii) without Cause, (iii) Cause or (iv) Expiration of the Term Due to Non-Renewal, as such terms are defined in his employment agreement between the Parties dated July 9, 2015 (the "Employment Agreement"). As of the Effective Date and through the Termination Date, Employee shall be regularly-scheduled to work for the Employer 30 hours per week (all of which may be performed remotely and pursuant to on-call arrangements).
2.Continued Benefits and Obligations.
(a)Base Salary and Benefits. As of the Effective Date, Employee’s annual base salary shall be reduced to $200,000.00, payable in accordance with the Employer’s payroll practices. From the Effective Date and through the Termination Date, Employee shall continue to participate in all employee benefit arrangements sponsored by the Company and/or the Employer as though his service and positions with the Company and/or the Employer was never interrupted or severed, subject to the Company’s and/or the Employer’s discretion. As of the Termination Date, the Employer shall pay Employee the following within 60 days: (i) a lump sum cash payment equal to 18 months of premium payments for continuation coverage under COBRA and Medicare supplements, and (ii) a lump sum cash payment for accrued and unused vacation through June 5, 2024, at a rate of $300.93 per hour. For purposes of clarity and avoidance of doubt, the benefits provided to Employee under Section 3.3 ("Expense Reimbursement"), Section 3.4 ("Fringe Benefits; Automobile and Country Club Dues"), and Section 3.5 ("Vacation") of the Employment Agreement shall continue to apply from the Effective Date through the Termination Date and are carried forward into this Agreement accordingly for the benefit of Employee.
(b)Death, Disability and Change in Control Protection. Additionally, the Parties agree that Section 4.2 ("Disability") and Section 4.7 ("Change in Control") of the Employment Agreement shall continue to apply after termination of the Employment Agreement and each are carried forward into this Agreement for the benefit of Employee, such that if either (i) Employee’s employment with the Employer is terminated due to his death or Disability prior to the Termination Date or (ii) a Change in Control (as defined therein) is consummated within the 36-month period from the Termination Date, then the benefits contained therein shall be due, owing and payable to Employee upon such death, Disability or consummation of such Change in Control (and for this purpose, the Highest Annual Compensation, as defined in Section 4.6 of the Employment Agreement, shall be calculated with respect to Employee’s compensation immediately prior to the Effective Date and not as set forth in Section 2(a), above). With respect to a Change in Control, and irrespective of Section 4.9 ("Code Section 280G Reduction") of the Employment Agreement to the contrary, if there is an excess parachute payment under Section 280G that is caused by the payments triggered due to a Change in Control, then the compensation otherwise payable to Employee shall be reduced to the minimum extent necessary such that no "excess" parachute payment remains.
(c)Termination of the Employment Agreement. Except as set forth in this Agreement, the Parties agree that the Employment Agreement is terminated as of the Effective Date; provided, however, that the following provisions of the Employment Agreement are hereby incorporated by reference into this Agreement and survive the termination of the Employment Agreement in accordance with its terms: Section 3.3 ("Expense Reimbursement"), Section 3.4 ("Fringe Benefits; Automobile and Country Club Dues"); Section 3.5 ("Vacation"); Section 4.2 ("Death or Disability"); Section 4.7 ("Change in Control"); Section 4.8 ("Release"), Section 5 ("Confidentiality/Non-Competition/Intellectual Property"), Section 6 ("Indemnification"), Section 7 ("Notices"), Section 8 ("Disputes"), Section 9 ("Binding Effect; Successors"), and Section 10 ("Miscellaneous").
3.Miscellaneous.
(a)Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by the Employer and Employee. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(b)Entire Agreement. This Agreement and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.
(c)Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)Successors and Assigns. No Party shall voluntarily or by operation of law assign, delegate, or otherwise transfer any of its rights, obligations, or other interest in this Agreement without the other Party’s prior written consent. Any such purported assignment or transfer in violation of this section is void. The Parties will require any successor (whether direct or indirect, by purchase, merger or otherwise) to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company or Employer would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company or the Employer of its obligations hereunder; provided, further, that the failure of any such successor to assume this Agreement shall constitute a material breach of this Agreement.
(f)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.
(g)Termination. This Agreement, Employee’s employment with the Employer may be terminated by the Parties at any time, with or without notice, except that the non-base salary portions of Section 2 of this Agreement, along with Section 3 of this Agreement, shall survive any such termination in accordance with its terms.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of June 5, 2024 (the "Effective Date").

ENTERPRISE BANCORP, INC.	EMPLOYEE

By: /s/ James F. Conway, III	/s/ John P. Clancy, Jr.
Its: Director	John P. Clancy, Jr.
Dated: June 5, 2024	Dated: June 5, 2024

ENTERPRISE BANK AND TRUST COMPANY

By: /s/ James F. Conway, III
Its: Director
Dated: June 5, 2024